Exhibit 10.2a

Under the 2003 CEO Variable Incentive Plan, the Human Resources Committee of the Pinnacle West Board of Directors, annually establishes the participation level and establishes certain financial and operational goals. However, the calculation and the amount of payment, if any, under this Plan are in the sole discretion of the Human Resources Committee. Accordingly, achievement of financial and operational goals is just one method that may be utilized to measure performance.